Exhibit 99.1
Worldwide Press Office:
Tel: 312.997.8640
United Airlines Names Kathryn Mikells CFO;
Jake Brace to Retire November 1
CHICAGO, Aug. 15, 2008 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today announced that Kathryn Mikells will be named senior vice president and chief financial officer, succeeding Jake Brace, executive vice president and chief financial officer, who is retiring November 1. In her new position, Mikells, who has held several leadership roles in the finance organization, will be responsible for treasury, tax, the controller function, budgets, financial planning and analysis, accounting, external financial reporting, and for administrative purposes, internal audit. She also will be responsible for mergers and acquisitions, fleet planning, corporate development and investor relations.
Brace has served since 2001 as CFO, as well as in the role of chief restructuring officer, leading the company’s $23 billion restructuring. Since joining United in 1988, Brace has held several leadership positions, including vice president — Corporate Development, vice president — Financial Analysis and controller and senior vice president — Finance. Prior to joining United, Brace also held leadership positions with American Airlines. He will continue to serve in an advisory role to the chairman and the company’s board of directors.
“Jake has brought significant capability to the role of CFO, combining strong business acumen, a solid financial background and critical thinking at a time when the company was going through a complex restructuring. We thank Jake for his unwavering commitment to United, and for leading the work that enabled this company to restructure and compete in a challenging competitive environment. We wish him well in the next phase of his career,” said Glenn Tilton, United chairman, president and CEO. “Kathryn is a demonstrated leader who successfully managed critical departments within the finance organization. She is well suited and well prepared to take on the role of chief financial officer.”
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Mikells most recently served as vice president of Investor Relations, representing United to the business and financial analyst community, and working closely with investors. Prior to that, Mikells held the role of vice president of Financial Planning and Analysis, responsible for business development and analytical support for business decisions and financial planning, including overseeing the company’s operating and capital budgeting functions. She was previously vice president and treasurer for United, where she was responsible for United’s treasury department, including corporate finance, risk management, cash management, insurance and corporate tax.
“I have worked with Kathy for more than 10 years, and this is a role that she has prepared for, worked hard for, and that is well deserved,” Brace said.
Mikells joined United in 1994 as a financial analyst. She has held several leadership positions, including vice president of Corporate Real Estate, director of Corporate Planning, managing director of United NetVentures, chief financial officer of Mileage Plus, director of Financial Analysis, and manager of Operating Budgets and Treasury.
Prior to joining United, Mikells spent six years in the financial services sector, including positions at GE Capital’s Corporate Finance Group, Household International and Canadian Imperial Bank. She holds a master’s of business administration from the University of Chicago and a bachelor’s of science degree in finance from the University of Illinois at Urbana-Champaign.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

In her new role, Mikells will report to Tilton and will continue to be based at the company’s corporate headquarters in Chicago.
About United
United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 975 destinations in 162 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.
*Based on United’s flight schedule between Jan. 1, 2008, and Dec. 31, 2008.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601